Exhibit 99.1

News Release
RAMBUS REPORTS THIRD QUARTER FINANCIAL RESULTS

Business and Financial Highlights:

•	Expanded agreement with Freescale Semiconductor

•	Signed agreements with MicroSemi and ALi

•	Bulbs available for purchase on Amazon and in select Costco Canada locations

•	Quarterly revenue of $73.3 million; non-GAAP customer licensing income of $74.3 million

•	Quarterly GAAP diluted loss per share of $0.05; non-GAAP diluted income per share of $0.15
SUNNYVALE, Calif. – October 17, 2013 – Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today reported financial results for the third quarter ended September 30, 2013.

GAAP Financial Results:
Revenue for the third quarter of 2013 was $73.3 million, up 27% on a sequential basis from the second quarter of 2013. The increase in revenue was primarily due to royalty revenue recognized in the third quarter of 2013 from SK Hynix. As compared to the third quarter of 2012, revenue was up 27% in the third quarter of 2013, also primarily due to royalty revenue recognized in the third quarter of 2013 from SK Hynix.
Revenue for the nine months ended September 30, 2013 was $198.1 million, up 12% over the prior year period. The increase in revenue was primarily due to royalty revenue recognized in the third quarter of 2013 from SK Hynix and recognition of one-time royalty revenue during the first quarter of 2013 from LSI Corporation.

Total operating costs and expenses for the third quarter of 2013 were $64.2 million, 23% higher than the previous quarter. The previous quarter included a one-time reversal of $8.5 million, for previously accrued SK Hynix related litigation costs. Additionally, during the third quarter of 2013, the Company streamlined its immersive media platform, and as a result of this action, the Company recorded a charge for the impairment of goodwill of $8.1 million and a restructuring charge of $1.2 million. Third quarter operating costs and expenses of $64.2 million included $0.7 million of general litigation expenses, $3.4 million of stock-based compensation expenses, $8.1 million of impairment of goodwill, $1.1 million of restructuring charges, $7.4 million of amortization expenses and $1.5 million of retention bonuses from past business acquisitions. This is compared to total operating costs and expenses for the second quarter of 2013 of $52.2 million, which included a credit of $6.2 million of general litigation expenses (primarily due to the one-time reversal of accrued SK Hynix related litigation costs), $3.6 million of stock-based compensation expenses, $7.0 million of amortization expenses and $3.4 million of retention bonuses from past business acquisitions. As compared to one year ago, total operating costs and expenses for the third quarter of 2012 were $104.6 million, which included $2.6 million of general litigation expenses, $5.1 million of stock-based compensation expenses, $35.5 million of impairment of goodwill and long-lived assets, $6.6 million of restructuring charges, $8.0 million of amortization expenses and $4.4 million of retention bonuses from past business acquisitions.

Total operating costs and expenses for the nine months ended September 30, 2013 were $181.8 million, which included $11.9 million of stock-based compensation expenses, $8.1 million of impairment of goodwill, $3.3 million of restructuring charges, $21.4 million of amortization expenses and $8.9 million of retention bonuses from past business acquisitions. This is compared to total operating costs and expenses for the nine months ended September 30, 2012 of $263.0 million, which included $18.0 million of stock-based compensation expenses, $6.6 million of restructuring charges, $35.5 million of impairment of goodwill and long-lived assets, $23.5 million of amortization expenses and $21.5 million of acquisition-related transaction costs and retention bonuses from past business acquisitions. General litigation expenses for the nine months ended September 30, 2013 were a credit of $3.4 million, a decrease of $14.6 million from the same period in 2012. The change in total operating costs and expenses was primarily attributable to lower general litigation expenses, lower acquisition-related transaction costs and retention bonuses from past business acquisitions, lower headcount-related costs due to restructuring, lower stock-based compensation expenses, lower consulting costs and a decreased charge related to impairment of goodwill and long-lived assets.

Net loss for the third quarter of 2013 was $5.7 million as compared to net loss of $7.8 million in the second quarter of 2013 and net loss of $58.1 million in the third quarter of 2012. Diluted net loss per share for the third quarter of 2013 was $0.05 as compared to diluted net loss per share of $0.07 in the second quarter of 2013 and diluted net loss per share of $0.52 in the third quarter of 2012.

Net loss for the nine months ended September 30, 2013 was $24.0 million as compared to a net loss of $118.2 million for the same period of 2012. Diluted net loss per share for the nine months ended September 30, 2013 was $0.21 as compared to a diluted net loss per share of $1.07 for the same period of 2012.

Non-GAAP Financial Results (1):
Customer licensing income in the third quarter of 2013 was $74.3 million, up 21% sequentially from the second quarter of 2013, primarily due to royalty revenue received in the third quarter of 2013 from SK Hynix, and up 19% from the third quarter of 2012, also primarily due to royalty revenue received in the third quarter of 2013 from SK Hynix.
Customer licensing income for the nine months ended September 30, 2013 was $207.7 million as compared to $185.1 million in the same period of 2012. The increase in customer licensing income was primarily due to royalty revenue received in the third quarter of 2013 from SK Hynix and recognition of one-time royalty revenue from LSI Corporation.

Total non-GAAP operating costs and expenses in the third quarter of 2013 were $43.0 million, 10% lower than the previous quarter. General litigation expenses for the current quarter, included in the non-GAAP operating costs and expenses above, were $0.7 million. The prior quarter’s non-GAAP operating costs and expenses of $47.7 million included non-GAAP general litigation expenses of $2.3 million. Total non-GAAP operating costs and expenses in the third quarter of 2012 were $45.0 million, which included general litigation expenses of $2.6 million.

Total non-GAAP operating costs and expenses for the nine months ended September 30, 2013 were $138.6 million as compared to $157.7 million in the same period of 2012 due primarily to lower general litigation expenses, lower consulting costs and lower headcount-related costs due to restructuring efforts.

Non-GAAP net income in the third quarter of 2013 was $17.9 million as compared to $6.6 million in the second quarter of 2013 and $9.0 million in the third quarter of 2012. Non-GAAP diluted net income per share was $0.15 in the third quarter of 2013 as compared to $0.06 in the second quarter of 2013 and $0.08 in the third quarter of 2012. Non-GAAP net income for the nine months ended September 30, 2013 was $37.9 million as compared to $11.5 million in the same period of 2012. Non-GAAP diluted net income per share was $0.33 for the nine months ended September 30, 2013 as compared to non-GAAP diluted net income per share of $0.10 for the nine months ended September 30, 2012.

Other Financial Highlights:

Cash, cash equivalents and marketable securities as of September 30, 2013 were $366.4 million, an increase of approximately $160.7 million as compared to June 30, 2013. During the third quarter of 2013, the Company received approximately $134.4 million (net of fees) from the issuance of the 1.125% convertible senior notes due 2018.

During the third quarter of 2013, the Company recorded an income tax provision of $6.3 million. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes relating to royalty payments from foreign licensees.

Conference Call:

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID#75199907.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: customer licensing income, operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the following items were considered: other patent royalties received but not recognized as revenue, gain from settlement, proceeds from sale of intellectual property, stock-based compensation expenses, acquisition-related transaction costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities, restructuring charges, impairment charges, severance costs, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.
The Company’s non-GAAP financial measures reflect adjustments based on the following items:
Customer licensing income. Customer licensing income includes the Company’s measure of the total cash royalties received from its customers under its licensing agreements with them and any product sales. Beginning in the third quarter of 2013, the Company bifurcated royalty payments that it received from SK Hynix between revenue and gain from settlement, which was reflected as reducing operating expenses. The Company has combined revenue from its customers, including SK Hynix, and the gain from the SK Hynix settlement as customer licensing income to reflect the total amounts received from all of its customers for the periods presented. In addition, customer licensing income includes other patent royalties received but not recognized as revenue and proceeds from sale of intellectual property. In certain periods presented, certain patent royalties received from a customer were not recognized as revenue as not all revenue recognition criteria were met during the period. Additionally, since the third quarter of 2011, the Company has received patent royalty payments from certain patent license agreements assumed in the acquisition of CRI which were treated as favorable contracts. Cash received from these acquired favorable contracts reduced the favorable contract intangible asset on the Company’s balance sheet. The Company has combined these cash royalty payments as customer licensing income to reflect the total amounts received from its customers.
Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.
Acquisition-related transaction costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Impairment of goodwill and long-lived assets. These charges consist of non-cash charges to goodwill and long-lived assets and are excluded because such charges are non-recurring and do not reduce the Company’s liquidity.
Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.
Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.
Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.
Reversal of one-time litigation costs. This adjustment is a one-time litigation cost reversal of prior litigation costs accrued related to previously awarded costs that the Company was required to pay in connection with the SK Hynix litigation. The Company excludes this reversal from its non-GAAP measures because the Company believes that this reversal has no direct correlation to the core operations of the Company’s business and it is a one-time event.
Severance costs. These expenses relate to the separation payment to the Company’s former chief executive officer. The Company excludes these costs from its non-GAAP measures because the Company believes that these non-recurring costs have no direct correlation to the core operations of the Company’s business.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36%. Accordingly, the Company has applied the 36% tax rate to its non-GAAP financial results to assist the Company’s planning for future periods.
On occasion in the future, there may be other items, such as significant gains or losses from contingencies, that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.
About Rambus Inc.
Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media. For additional information visit rambus.com.
RMBSFN
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$307,961	$148,984
Marketable securities	58,396	54,346
Accounts receivable	1,597	529
Prepaids and other current assets	6,038	10,529
Deferred taxes	288	788
Total current assets	374,280	215,176
Intangible assets, net	132,448	153,173
Goodwill	116,899	124,969
Property, plant and equipment, net	72,772	86,905
Deferred taxes, long-term	4,806	4,458
Other assets	3,801	3,131
Total assets	$705,006	$587,812

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,967	$7,918
Accrued salaries and benefits	30,336	23,992
Accrued litigation expenses	1,020	9,822
Convertible notes, short-term	159,731	—
Other accrued liabilities	7,293	12,402
Total current liabilities	204,347	54,134
Long-term liabilities:
Convertible notes, long-term	108,316	147,556
Long-term imputed financing obligation	39,685	45,919
Other long-term liabilities	9,536	18,609
Total long-term liabilities	157,537	212,084
Total stockholders’ equity	343,122	321,594
Total liabilities and stockholders’ equity	$705,006	$587,812

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue:
Royalties	71,013	57,361	194,244	175,127
Contract and other revenue	2,281	169	3,835	1,481
Total revenue	73,294	57,530	198,079	176,608
Operating costs and expenses:
Cost of revenue (1)	8,958	7,529	22,857	22,032
Research and development (1)	27,553	30,674	91,178	107,415
Marketing, general and administrative (1)	18,698	24,255	57,937	91,283
Gain from sale of intellectual property	—	—	(1,388)	—
Costs of restatement and related legal activities	—	79	19	192
Restructuring charges	1,129	6,622	3,335	6,622
Impairment of goodwill and long-lived assets	8,070	35,471	8,070	35,471
Gain from settlement	(179)	—	(179)	—
Total operating costs and expenses	64,229	104,630	181,829	263,015
Operating income (loss)	9,065	(47,100)	16,250	(86,407)
Interest income and other income (expense), net	66	(12)	(1,373)	175
Interest expense	(8,552)	(7,121)	(23,290)	(20,420)
Interest and other income (expense), net	(8,486)	(7,133)	(24,663)	(20,245)
Income (loss) before income taxes	579	(54,233)	(8,413)	(106,652)
Provision for income taxes	6,304	3,865	15,558	11,552
Net loss	(5,725)	(58,098)	(23,971)	(118,204)
Net loss per share:
Basic	$(0.05)	(0.52)	$(0.21)	$(1.07)
Diluted	$(0.05)	$(0.52)	$(0.21)	$(1.07)
Weighted average shares used in per share calculation
Basic	112,640	110,826	112,144	110,580
Diluted	112,640	110,826	112,144	110,580

_________
(1) Total stock-based compensation expense for the three and nine month periods ended September 30, 2013 and September 30, 2012 are presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cost of revenue	$7	$5	$12	$20
Research and development	$1,630	$2,221	$5,166	$7,572
Marketing, general and administrative	$1,726	$2,863	$6,707	$10,438

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Revenue	$73,294	$57,919	$57,530	$198,079	$176,608
Adjustments:
Other patent royalties received	850	3,392	4,875	9,479	8,490
Gain from settlement	179	—	—	179	—
Total customer licensing income	$74,323	$61,311	$62,405	$207,737	$185,098

Operating costs and expenses	$64,229	$52,175	$104,630	$181,829	$263,015
Adjustments:
Other patent royalties received	—	965	—	2,250	—
Stock-based compensation	(3,363)	(3,574)	(5,089)	(11,885)	(18,030)
Acquisition-related transaction costs and retention bonuses	(1,512)	(3,385)	(4,437)	(8,909)	(21,487)
Amortization	(7,383)	(6,997)	(7,977)	(21,420)	(23,536)
Reversal of one-time litigation costs	—	8,482	—	8,482	—
Restructuring charges	(1,129)	—	(6,622)	(3,335)	(6,622)
Impairment of goodwill and long-lived assets	(8,070)	—	(35,471)	(8,070)	(35,471)
Severance costs	—	—	—	(514)	—
Gain from settlement	179	—	—	179	—
Costs of restatement and related legal activities	—	(2)	(79)	(19)	(192)
Non-GAAP operating costs and expenses	$42,951	$47,664	$44,955	$138,588	$157,677

Operating income (loss)	9,065	5,744	(47,100)	16,250	(86,407)
Adjustments:
Other patent royalties received	850	2,427	4,875	7,229	8,490
Stock-based compensation	3,363	3,574	5,089	11,885	18,030
Acquisition-related transaction costs and retention bonuses	1,512	3,385	4,437	8,909	21,487
Amortization	7,383	6,997	7,977	21,420	23,536
Reversal of one-time litigation costs	—	(8,482)	—	(8,482)	—
Restructuring charges	1,129	—	6,622	3,335	6,622
Impairment of goodwill and long-lived assets	8,070	—	35,471	8,070	35,471
Severance costs	—	—	—	514	—
Costs of restatement and related legal activities	—	2	79	19	192
Non-GAAP operating income	$31,372	$13,647	$17,450	$69,149	$27,421

Income (loss) before income taxes	$579	$(3,101)	$(54,233)	$(8,413)	$(106,652)
Adjustments:
Other patent royalties received	850	2,427	4,875	7,229	8,490
Stock-based compensation	3,363	3,574	5,089	11,885	18,030
Acquisition-related transaction costs and retention bonuses	1,512	3,385	4,437	8,909	21,487
Amortization	7,383	6,997	7,977	21,420	23,536
Reversal of one-time litigation costs	—	(8,482)	—	(8,482)	—
Restructuring charges	1,129	—	6,622	3,335	6,622
Impairment of goodwill and long-lived assets	8,070	—	35,471	8,070	35,471
Severance costs	—	—	—	514	—
Costs of restatement and related legal activities	—	2	79	19	192
Impairment of investment	—	1,400	—	1,400	—
Non-cash interest expense on convertible notes	5,135	4,145	3,789	13,369	10,856
Non-GAAP income before income taxes	$28,021	$10,347	$14,106	$59,255	$18,032
Non-GAAP provision for income taxes	10,088	3,725	5,078	21,332	6,491
Non-GAAP net income	$17,933	$6,622	$9,028	$37,923	$11,541

Non-GAAP basic net income per share	$0.16	$0.06	$0.08	$0.34	$0.10
Non-GAAP diluted net income per share	$0.15	$0.06	$0.08	$0.33	$0.10
Weighted average shares used in non-GAAP per share calculation:
Basic	112,640	112,183	110,826	112,144	110,580
Diluted	116,052	116,162	117,738	115,833	117,569